EXHIBIT 3.1

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

ARTICLES OF AMENDMENT

Pursuant to Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

1.	The name of the corporation is Palmetto Bancshares, Inc.

2.	Date of Incorporation: May 13, 1982.

3.	Agent’s Name and Address: The address of the registered office of the Corporation is located at 2 Office Park Court, Columbia, South Carolina 29223, and the agent at such address is CT Corporation.

4.	On May 17, 2012, the Corporation’s shareholders approved an amendment to the Corporation’s Amended and Restated Articles of Incorporation to delete Article Ten in its entirety and replace with language below:

Article Ten

“The Corporation is authorized, without shareholder approval, to purchase, directly or indirectly, its own shares in such amounts and under such terms as may be authorized from time to time by the Board of Directors.”

5.	The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert “not applicable” or “NA”).

N/A.

6.	Complete either a or b, whichever is applicable.

a.	☒ Amendment(s) adopted by shareholder action.

At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

For the approval of an amendment to the Corporation’s Amended and Restated Articles of Incorporation to amend and replace Article Ten with language noted above:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the meeting	Number of Undisputed** Shares Voted For / Against
Common	12,744,020	12,744,020	11,351,099	10,527,118 / 558,719	*

*	Excludes 3,506 shares which were abstained and 261,756 shares which were broker non-votes.
**	NOTE: Pursuant to Section 33-10-106(6)(i), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

b.	☐The Amendment(s) was duly adopted by the incorporator or board of directors without shareholder approval pursuant to §33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code as amended, and shareholder action was not required.

7.	Unless a delayed date is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See §33-1-230(b)): N/A.

DATE: May 17, 2012	PALMETTO BANCSHARES, INC.

	By:	/s/ Lee S. Dixon
	Name:	Lee S. Dixon
	Title	Chief Operating Officer

FILING INSTRUCTIONS

1.	Two copies of this form, the original and either a duplicate original or a conformed copy, must be filed.

2.	If the space in this form is insufficient, please attach additional sheets containing a reference to the appropriate paragraph in this form.

3.	Filing fees and taxes payable to the Secretary of State at time of filing application.

Filing Fee	$10.00
Filing tax	100.00
Total	$110.00